Exhibit 99.1
Pure Cycle Corporation Announces Fiscal Year and Fourth Quarter Ended 2018 Financial Results

Denver, Colorado – November 8, 2018 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) today reported financial results for its fiscal year ended August 31, 2018.

“We are pleased to report our results for fiscal and fourth quarter 2018. Fiscal year 2018 was highlighted by the start of development of our Sky Ranch property, including the completion of our water tank as well as the start of our wastewater facility,” commented Mark Harding, President of Pure Cycle Corporation. “We also closed the sale of 150 platted lots with two national home builders out of approximately 500 lots in the first phase of the Sky Ranch development, generating our first revenues from our land development segment,” continued Mr. Harding.

We will host a conference call on Monday, November 12, 2018, at 4PM Eastern (2PM Mountain) to discuss these results. Call details are below. Additionally, we will post a detailed slide presentation, which overviews the Company and presents summary financial results on our website that can be accessed at www.purecyclewater.com.

The following table summarizes results of operations for the quarters and fiscal years ended August 31, 2018 and 2017:

	In 000's (except per share)
	4th Quarter		Fiscal Year
	2018	2017	2018	2017
Revenues	$3,892	$658	$6,959	$1,228
Cost of revenues	(2,988)	(322)	(4,162)	(803)
Gross margin	904	336	2,797	425
Operating expenses:
General and administrative	(1,039)	(790)	(2,855)	(2,202)
Other	128	(127)	(251)	(354)
Loss from operations	(7)	(581)	(309)	(2,131)
Other (expense) income:
Oil and gas royalties and lease income, net	52	24	242	205
Other income (loss)	-	(3)	(7)	(10)
Interest income	30	58	206	257
Net income (loss) from continuing operations	75	(502)	132	(1,679)
Net income (loss) from discontinued operations	-	1	-	(32)
Net income (loss) before taxes	75	(501)	132	(1,711)
Taxes benefit	282	-	282	-
Net income (loss)	$357	$(501)	$414	$(1,711)

Diluted earnings (loss) per share	$0.01	$(0.02)	$0.02	$(0.07)

Revenues increased approximately 492% and 467% during the three and twelve months ended August 31, 2018 as compared to the three and twelve months ended August 31, 2017, respectively. The increases are attributable to revenue from lot sales and an increase in industrial water sales.

Our summarized financial position as of August 31, 2018 and 2017 is as follows:

	August 31,
	In 000's
	2018	2017	$ Change
Assets
Cash, cash equivalents and marketable securities	$20,283	$25,630	$(5,347)
Other current assets	7,635	1,494	6,141
Total current assets	27,918	27,124	794
Long-term investments	190	188	2
Investments in water and water systems, net	36,722	34,576	2,146
Land and mineral interests	4,660	6,248	(1,588)
Other long-term assets	2,417	1,652	765
Total assets	$71,907	$69,788	$2,119

Liabilities and Shareholders' Equity
Current liabilities	$2,054	$940	$1,114
Other long-term liabilities	400	1,342	(942)
Total liabilities	2,454	2,282	172
Total shareholders' equity	69,453	67,506	1,947
Total liabilities and shareholders' equity	$71,907	$69,788	$2,119

2018 EARNINGS CALL
When:	4:00PM Eastern (2PM Mountain on November 12, 2018)
Call in number:	866-682-6100 (no pass codes required)
International call in number:	862-255-5401 (no pass codes required)
Replay available until:	November 29, 2018 at 1:00PM ET
Replay call in number	877-481-4010 #22677

Company Information

Pure Cycle owns land and water assets in the State of Colorado in the Denver, Colorado metropolitan area. Pure Cycle provides wholesale water and wastewater services to customers located in the Denver metropolitan area, including the design, construction, operation and maintenance of water and wastewater systems.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.

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